                                                           Exhibit 12.1



                          NORDSTROM CREDIT, INC.
               Computation of Ratio of Earnings Available for
                        Fixed Charges to Fixed Charges
                           (Dollars in thousands)

Year ended January 31,               1995     1994     1993     1992     1991
----------------------            -------  -------  -------  -------  -------
Earnings before
income taxes                      $32,045  $32,372  $29,321  $24,023  $16,389

Fixed charges
  (gross interest expense)         31,187   29,600   33,841   35,037   36,816
                                  -------  -------  -------  -------  -------

Earnings available for
  fixed charges                   $63,232  $61,972  $63,162  $59,060  $53,205
                                  =======  =======  =======  =======  =======

Ratio of earnings available
  for fixed charges to fixed
  charges                            2.03     2.09     1.87     1.69     1.45
                                  =======  =======  =======  =======  =======
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